UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of

The Securities Exchange Act of 1934

Hanesbrands Inc.

Maryland	20-3552316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-4400

Registrant’s telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Preferred Stock Purchase Rights	The New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Hanesbrands Inc.

Cross-Reference Sheet Between the Information Statement and Items of Form 10

Information Included in the Information Statement that is Incorporated by Reference into the Registration Statement on Form 10

Item No.	Item Caption	Location in Information Statement

1.	Business	Summary; Risk Factors; Cautionary Statement Concerning Forward-Looking Statements; Description of Our Business; Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Agreements with Sara Lee

1A.	Risk Factors	Risk Factors; and Cautionary Statement Concerning Forward-Looking Statements

2.	Financial Information	Summary; Risk Factors; Capitalization; Selected Historical Financial Data; and Management’s Discussion and Analysis of Financial Condition and Results of Operations

3.	Properties	Description of Our Business—Properties

4.	Security Ownership of Certain Beneficial Owners and Management	Management—Stock Ownership of Directors and Executive Officers; and Security Ownership of Certain Beneficial Owners

5.	Directors and Executive Officers	Management

6.	Executive Compensation	Management

7.	Certain Relationships and Related Transactions	Summary; Risk Factors; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Management; Agreements with Sara Lee; and Certain Relationship and Related Transactions

8.	Legal Proceedings	Description of Our Business—Legal Proceedings

9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	Summary; The Spin Off; Risk Factors; Dividend Policy; and Description of Our Capital Stock

10.	Recent Sales of Unregistered Securities	Not applicable

11.	Description of Registrant’s Securities to be Registered	Description of Our Capital Stock

12.	Indemnification of Directors and Officers	Indemnification of Directors and Officers

13.	Financial Statements and Supplementary Data	Summary; Selected Historical Financial Data; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Unaudited Pro Forma Combined and Consolidated Financial Statements; and Index to Financial Statements

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

15.	Financial Statements and Exhibits	Index to Financial Statements

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on May 24, 2006.

HANESBRANDS INC.

By:	/s/ Richard A. Noll
Name: Richard A. Noll
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*

3.2	Form of Amended and Restated Bylaws of the Registrant*

3.3	Form of Rights Agreement between the Registrant and , Rights Agent*

4.1	Specimen Certificate for shares of common stock, par value $.01 per share, of the Registrant*

10.1	Form of Master Separation Agreement between the Registrant and Sara Lee Corporation*

10.2	Form of Tax Sharing Agreement between the Registrant and Sara Lee Corporation*

10.3	Form of Employee Matters Agreement between the Registrant and Sara Lee Corporation*

10.4	Form of Master Transition Services Agreement between the Registrant and Sara Lee Corporation*

10.5	Form of Real Estate Matters Agreement between the Registrant and Sara Lee Corporation*

10.6	Form of Indemnification and Insurance Matters Agreement between the Registrant and Sara Lee Corporation*

10.7	Form of Intellectual Property Matters Agreement between the Registrant and Sara Lee Corporation*

10.8	Form of Hanesbrands Inc. Retirement Savings Plan*

10.9	Form of Hanesbrands Inc. Supplemental Employee Retirement Plan*

10.10	Form of Hanesbrands Omnibus Incentive Plan of 2006*

10.11	Form of Hanesbrands Inc. Performance-Based Annual Incentive Plan*

10.12	Form of Hanesbrands Inc. 2006 Employee Stock Purchase Plan*

10.13	Form of Hanesbrands Inc. Executive Deferred Compensation Program*

10.14	Form of Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan*

10.15	Form of Hanesbrands Inc. Executive Long-Term Disability Plan*

10.16	Form of Hanesbrands Inc. Executive Life Insurance Plan*

21.1	List of Subsidiaries of the Registrant*

99.1	Preliminary Information Statement, dated as of May 24, 2006

*	To be filed by amendment.

                    , 2006

Dear Sara Lee Stockholder:

I am pleased to inform you that on                    , 2006, the Board of Directors of Sara Lee Corporation approved the spin off of Hanesbrands Inc., our wholly-owned subsidiary that operates our branded apparel business.

The spin off will separate the ownership and management of our business and that of Hanesbrands, which we think will better enable both companies to focus on their core businesses. Following the spin off, Sara Lee will become a more tightly focused company, focusing on its food, beverage and household products businesses. We are confident that the new Sara Lee will be well-positioned to achieve its long-term growth targets.

We will effect the spin off by distributing Hanesbrands’ common stock in a pro rata dividend to holders of our common stock as of                     . The dividend will represent 100% of the common stock of Hanesbrands outstanding at the time of the spin off. We expect to distribute shares of Hanesbrands on or about             .

Stockholder approval for the spin off is not required, and you are not required to take any action to participate in the spin off. You do not need to pay any consideration or surrender or exchange your shares of Sara Lee common stock. Following the spin off, Sara Lee common stock will continue to trade on the New York Stock Exchange under the symbol “SLE,” and Hanesbrands common stock will trade on the New York Stock Exchange under the symbol “HBI.”

We intend for the spin off to be tax free for stockholders. To that end, we intend to obtain a favorable ruling regarding the spin off from the Internal Revenue Service.

The enclosed information statement, which is being provided to all Sara Lee stockholders, describes the spin off in detail and contains important business and financial information about Hanesbrands.

I look forward to your continued support as a stockholder of both Sara Lee and Hanesbrands.

Sincerely,

Brenda C. Barnes

Chairman and Chief Executive Officer

                    , 2006

Dear Hanesbrands Inc. Stockholder:

It is our pleasure to welcome you as a stockholder of our new company. Although we are a newly independent company, our product portfolio includes some of the most recognized apparel essentials brands in the United States, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. We design, manufacture, source and sell a broad range of products such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks, hosiery, casualwear and activewear. In fiscal 2005, we generated $4.7 billion in net sales and $359.5 million in income from operations. Our mission is to create value for you, our stockholders, and for our customers through effective supply chain management, competitive prices, high quality and service excellence. Our strong brands and dedicated employees will drive this value.

Our management team is excited about our spin off from Sara Lee Corporation, and is committed to realizing the potential that exists for us as an independent company focused on apparel essentials. We invite you to learn more about our company by reading the enclosed information statement and we look forward to updating you on our progress in realizing our vision and mission. We would like to thank you in advance for your support as a stockholder in our new company.

Sincerely,

Lee A. Chaden Executive Chairman	Richard A. Noll Chief Executive Officer